Exhibit 99.1
For Immediate Release

Misonix Contact:	Investor Relations Contact:
Richard Zaremba	Kevin McGrath
631-694-9555	Cameron Associates, Inc.
invest@misonix.com	212-245-4577
Kevin@cameronassoc.com
MISONIX REPORTS EARNINGS FOR THE THREE AND NINE MONTHS ENDED MARCH 31, 2009
FARMINGDALE, N.Y., May 11, 2009 — Misonix, Inc. (NASDAQ: MSON), a developer of minimally invasive ultrasonic medical device technology, which in Europe is used for the ablation of tumors and worldwide for other acute health conditions, today reported financial results for the three and nine months ended March 31, 2009. Michael A. McManus, Jr., President and Chief Executive Officer, and Richard Zaremba, Senior VP and Chief Financial Officer, will host a conference call Tuesday, May 12, 2009 at 4:30pm to discuss the Company’s third fiscal quarter and nine months financial results.
The Company also reported the following financial and operational achievements:
•	$.02 diluted earnings per share, for the three months ended March 31, 2009.

•	$.09 diluted earnings per share, for the nine months ended March 31, 2009.

•	Received $3.5 million in cash on April 7, 2009 after closing a transaction for the sale of our Ultrasonics laboratory product line.

•	Executed distribution agreement in Portugal for the SonicOne Ultrasonic Wound Debridement System, Sonastar Ultrasonic Surgical Aspirator and BoneScalpel Ultrasonic Bone Cutter.
Revenues for the three months ended March 31, 2009 were $8.0 million, a $2.7 million decrease when compared with revenues of $10.7 million for three months ended March 31, 2008. The decrease in revenues for the three months ended March 31, 2009 was due to a $1.7 million decrease in medical product device sales to $4.8 million and a decrease in laboratory and scientific product sales of $977,000 to $3.2 million. The decrease in sales of medical device products was primarily attributable to lower sales of the Company’s Neuroaspirator product, the Lysonix Ultrasonic Assisted Liposuction product, OEM probe sales and MRI repairs, partially offset by an increase in the Bone Scalpel and SonicOne Wound Debridement Systems. The decrease in laboratory and scientific product sales was primarily due to the strengthening of the U.S. Dollar against the English Pound during the three months ended March 31, 2009 as compared to the three months ended March 31, 2008, reducing Labcaire sales reported in U.S. Dollars by approximately $1.0 million.

The Company reported net income for the third quarter of fiscal 2009, of $115,000 or $.02 diluted earnings per share compared with a net loss of $194,000 or $.03 loss per share for the same period in fiscal 2008.
Revenues for the nine months ended March 31, 2009 were $29.3 million, a $1.3 million decrease when compared with revenues of $30.6 million for the nine months ended March 31, 2008. The decrease in revenues for the nine months ended March 31, 2009 was due to a $614,000 decrease in medical device product sales to $17.2 million and a decrease in laboratory and scientific product sales of $650,000 to $12.1 million. The decrease in sales of medical device products was primarily attributable to lower sales of the Company’s Neuroaspirator product, Lysonix Ultrasonic Assisted Liposuction product, Lithotripsy product, OEM probe sales and API tank and Subsystem sales. The decrease in laboratory and scientific sales was primarily attributable to the strengthening of the U.S. Dollar against the English Pound during the nine months ended March 31, 2009 as compared to the three months ended March 31, 2008, reducing sales reported in U.S. Dollars by approximately $2.3 million.
The Company reported net income for the nine months ended March 31, 2009, of $629,000 or $.09 diluted earnings per share compared with a net loss of $537,000 or $.08 loss per share for the same period in fiscal 2008.
On April 7, 2009, Misonix, Inc. sold the assets of its Ultrasonic laboratory product business to iSonix LLC, a wholly owned subsidiary of Sonics and Materials, for a cash payment of $3.5 million. The Ultrasonics laboratory business manufactures and sells ultrasonic processors (Sonicators), ultrasonic soldering instruments, ultrasonic cleaners and related accessories. The assets are classified as held for sale and the results of operations are reported in discontinued operations as of March 31, 2009.
Commenting on Misonix’s financial and operating results, Michael A. McManus, Jr., President and Chief Executive Officer, said, “Our third quarter results, particularly in our medical device business, were negatively impacted by the worldwide economic conditions which adversely affected the demand for capital equipment. Although the economic environment remains challenging we are encouraged by the performance and strength of our business model. Our focus for the remainder of the year is to build on our growing global distribution presence for our medical device products and deliver improved results.
Looking ahead, we anticipate that fiscal 2010 will continue to be a challenging environment, but we remain encouraged by customer response to our new products. In addition, the cost reduction actions already taken will continue to benefit our profitability. We believe that our new products, past cost control efforts, and continued efficiency gains will allow us to offset marketplace challenges.
During the quarter, we continued to execute on our initiative to significantly expand our distribution relationships throughout the world for our innovative Neuroaspirator, Wound Debrider and Bone Scalpel devices. We believe these relationships will increase our medical device revenue going forward.
A key objective of the third quarter and the fiscal year is an expansion of our European “fee for service” business model for HIFU (High Intensity Focused Ultrasound) treatments for prostate tumors using the Sonablate® SB500 acoustic ablation system. We continue to meet with success in the United Kingdom, Portugal, France and Italy, and are expecting further geographic expansion during quarter four and the coming fiscal year.

In early April, we announced the sale of a non-core asset for $3.5 million in cash. This transaction strengthens our balance sheet and illustrates the underlying value of our businesses that are not reflected in our market capitalization today. It also emphasizes our commitment to continue our growth initiatives to become a focused medical device company.”
Conference Call
Misonix management will host a conference call and webcast on Tuesday, May 12, 2009 at 4:30 pm ET to discuss the Company’s third quarter fiscal 2009 financial results.
The conference call will be broadcast live via the Investor Relations section of the Company’s Web site at www.misonix.com. Alternatively, participants may join the conference call by dialing (800) 510-0146 (domestic) or (617) 614-3449 (international) and entering access code 82240049, a few minutes before the start of the call.
For those unable to attend the live results broadcasts, a recording of the live-call will be available approximately 2 hours after the event through May 19, 2009. The dial-in number to listen to the recording is (888) 286-8010 or (617) 801-6888. The replay access code is 76910719. The call will also be archived on the Company’s website for at least 90 days.
About Misonix:
Misonix, Inc. (NASDAQ: MSON) designs, develops, manufactures and markets therapeutic ultrasonic medical devices and laboratory equipment. Misonix’s therapeutic ultrasonic platform is the basis for several innovative medical technologies. Addressing a combined market estimated to be in excess of $3 billion annually; Misonix’s proprietary ultrasonic medical devices are used for wound debridement, cosmetic surgery, neurosurgery, laparoscopic surgery, and other surgical and medical applications. Additional information is available on the Company’s Web site at www.misonix.com.
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With the exception of historical information contained in this press release, content herein may contain “forward looking statements” that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, risks associated with international sales and currency fluctuations, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships, regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company’s business lines, and other factors discussed in the Company’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any obligation to update its forward-looking relationships.

MISONIX, INC. And Subsidiaries
Consolidated Balance Sheets

		Derived from audited
	Unaudited	financial statements
	March 31, 2009	June 30, 2008
Assets
Current Assets:
Cash	$1,096,677	$1,873,863
Accounts receivable, net of allowance for doubtful accounts of $473,314 and $376,998, respectively	6,245,861	7,986,802
Inventories, net	10,017,066	11,906,091
Deferred income taxes	1,125,846	1,562,279
Prepaid expenses and other current assets	1,157,893	904,737
Current assets held for sale	622,372	745,473

Total current assets	20,265,715	24,979,245

Property, plant and equipment, net	2,984,281	4,371,373
Deferred income taxes	819,269	1,280,217
Goodwill	5,713,034	5,784,542
Other assets	1,486,551	807,203
Assets held for sale	25,255	27,494

Total assets	$31,294,105	$37,250,074

Liabilities and stockholders’ equity
Current liabilities:
Revolving credit facilities	$2,816,852	$4,470,389
Notes payable	388,410	246,888
Accounts payable	3,344,840	5,497,541
Accrued expenses and other current liabilities	2,868,804	4,760,115
Foreign income taxes payable	546,775	696,791
Current portion of deferred gain from sale and leaseback of building	113,418	159,195
Current maturities of capital lease obligations	209,156	307,325

Total current liabilities	10,288,255	16,138,244

Capital lease obligations	32,353	225,909
Deferred lease liability	292,999	348,502
Deferred income taxes	687,526	250,514
Deferred gain from sale and leaseback of building	822,277	1,273,772
Deferred income	350,773	371,452

Total liabilities	12,474,183	18,608,393

Commitments and contingencies

Minority interest	236,107	199,237

Stockholders’ equity:
Capital stock, $0.01 par value — shares authorized 20,000,000; 7,079,169 issued and 7,001,369 outstanding	70,792	70,792
Additional paid-in capital	25,193,939	25,052,539
Accumulated deficit	(6,001,199)	(6,630,170)
Accumulated other comprehensive (loss) income	(267,293)	361,707
Treasury stock, 77,800 shares	(412,424)	(412,424)

Total stockholders’ equity	18,583,815	18,442,444

Total liabilities and stockholders’ equity	$31,294,105	$37,250,074

MISONIX, INC. And Subsidiaries
Consolidated Statements of Operations
Unaudited

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2009	2008	2009	2008
Net sales	$8,047,051	$10,700,621	$29,325,347	$30,588,650

Cost of goods sold	4,743,033	6,143,723	17,474,066	17,009,968

Gross profit	3,304,018	4,556,898	11,851,281	13,578,682

Selling expenses	1,203,821	1,883,948	4,429,295	5,273,525
General and administrative expenses	2,098,672	2,470,147	6,949,336	7,596,223
Research and development expenses	574,181	653,372	1,896,370	2,175,713
Litigation expenses	2,000	—	102,000	—

Total operating expenses	3,878,674	5,007,467	13,377,001	15,045,461

Operating loss from continuing operations	(574,656)	(450,569)	(1,525,720)	(1,466,779)

Total other income	75,542	73,170	1,581,107	137,950

Income (loss) from continuing operations before minority interest and income taxes	(499,114)	(377,399)	55,387	(1,328,829)

Minority interest in net (loss) income of consolidated subsidiaries	(3,361)	24,269	32,967	47,580

Income (loss) from continuing operations before income taxes	(495,753)	(401,668)	22,420	(1,376,409)

Income tax benefit	(473,838)	(97,266)	(234,679)	(381,004)

Net income (loss) from continuing operations	$(21,915)	$(304,402)	$257,099	$(995,405)

Net income from discontinued operations, net of tax	$137,382	$110,365	$371,872	$457,924

Net income (loss)	$115,467	$(194,037)	$628,971	$(537,481)

Net income (loss) per share from continuing operations-basic	$(0.00)	$(0.04)	$0.04	$(0.14)

Net income per share from discontinued operations-basic	$0.02	$0.02	$0.05	$0.07

Net income (loss) per share-basic	$0.02	$(0.03)	$0.09	$(0.08)

Net income (loss) per share from continuing operations-diluted	$(0.00)	$(0.04)	$0.04	$(0.14)

Net income per share from discontinuing operations-diluted	$0.02	$0.02	$0.05	$0.07

Net income (loss) per share-diluted	$0.02	$(0.03)	$0.09	$(0.08)

Weighted average common shares outstanding-basic	7,001,369	7,001,369	7,001,369	7,001,369

Weighted average common shares outstanding-diluted	7,001,369	7,001,369	7,016,299	7,001,369

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